EXHIBIT 99.1
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             VIACOM ANNOUNCES FINAL VALUE OF VARIABLE COMMON RIGHT
                SET AT 0.022665 CLASS B COMMON SHARES PER RIGHT

     New York, New York, September 28, 1995 -- Viacom Inc. (AMEX: VIA and VIAB) announced today that, based on trading prices for shares of its Class B Common Stock during the valuation period ended at the close of market today, the final payout on the Variable Common Rights (VCRs) (AMEX: VIA.VR) issued in connection with the Companys merger with Blockbuster Entertainment Corporation will be
0.022665 shares of Viacom Class B Common Stock per VCR, or a total of approximately 6.4 million Viacom Class B shares.

     The Company noted that, because of the increase in the value of the Viacom Class B Common Stock, the number of shares of Viacom Class B Common Stock to be issued had declined from approximately 39 million shares potentially issuable at the time the VCRs were issued.

     In June, Viacom announced that payment to holders of Contingent Value Rights (CVRs) issued in connection with the Company's merger with Paramount
Communications  Inc.  was  set at  $1.44375  per  CVR in  cash,  or a  total  of
approximately   $83  million.   Both  the  CVRs  and  the  VCRs  have  now  been
extinguished.

     Under terms of the VCRs, payment will be made through the paying agent, The Bank of New York. Holders of VCR certificates (other than those who hold VCRs in street name) must return a completed Letter of Transmittal, which they will receive from the paying agent, along with the endorsed VCR Certificate(s). In return, they will receive shares of Viacom Class B Common Stock and a check in lieu of any fractional shares.

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Contact:        Carl Folta
                212-258-6352